News Release-01/26/99

     Burlington Northern Santa Fe Reports Improved Fourth Quarter Results


     . Net income of $296 million or $0.63 per share--up 8 percent from fourth-quarter 1997 net income of $274 million or $0.58 per share, adjusted to exclude the special charge.
     . Fourth-quarter operating income of $568 million--$40 million or 8 percent higher than adjusted 1997.
     . Revenues of $2.3 billion, an increase of $120 million or 6 percent over fourth-quarter 1997 revenues of $2.2 billion.
     . Operating ratio for the fourth quarter improved to 75.2 percent compared with 75.7 percent in 1997, excluding the special charge.
     . Full-year net income of $1.1 billion, or $2.36 per share, excluding the first-quarter gain on pipeline partnership sale, improved 19 percent over adjusted 1997.
     . Full-year operating income of $2.2 billion, up 16 percent over adjusted 1997.
     . Revenues of $8.9 billion, an increase of $571 million or 7 percent from full-year 1997 revenues of $8.4 billion.
     . Full-year operating ratio improved to 75.9 percent compared with 77.8 percent in 1997, excluding the special charge.

FORT WORTH, Texas, January 26, 1999--Burlington Northern Santa Fe Corporation
(BNSF) (NYSE:BNI) today reported record fourth quarter 1998 net income of $296 million, or $0.63 per share on a diluted basis, an increase of 8 percent from adjusted fourth quarter 1997 net income of $274 million, or $0.58 per share, which excludes a $90 million pre-tax special charge. Including the special charge in the prior year, net income was up 36 percent or $0.17 per share.

"Growth from coal, agricultural commodities and intermodal sectors contributed to a 6 percent revenue increase for the fourth quarter compared with a year ago," said Robert D. Krebs, BNSF chairman, president and chief executive officer. "This increase combined with control over operating costs contributed to our record fourth quarter earnings."

Revenues of $2.3 billion for the 1998 fourth quarter were $120 million higher than the 1997 fourth quarter. Coal revenues improved $60 million, or 12 percent, to $561 million, as a result of solid growth from existing customers as well as new business. Agricultural commodity revenues increased $18 million, or 6 percent, to $306 million, due primarily to higher domestic and Mexican corn movements and higher wheat exports through the Pacific Northwest. Intermodal revenues reached $644 million, an increase of $22 million, or 4 percent from last year, reflecting increases in the international, truckload and direct marketing sectors. Merchandise revenues grew to $668 million, an increase of $12 million, or 2 percent, driven by improvements in the chemicals and consumer goods sectors.

Operating expenses of $1.7 billion were 5 percent higher than 1997 (excluding the fourth quarter 1997 special charge) due to higher compensation and benefits and purchased services expenses, as a result of increased business levels.

Operating income was $568 million for the fourth quarter 1998 compared with

$528 million for the same period in 1997, adjusted for the special charge. The operating ratio improved to 75.2 percent for the fourth quarter 1998 compared with an adjusted operating ratio of 75.7 percent for 1997.

Common Stock Repurchases

During the fourth quarter, BNSF repurchased 1.4 million shares at an average price of $30.81 per share, bringing total 1998 repurchases under BNSF's share-repurchase program to 5.0 million shares at an average price of $30.75 per share.

Full Year 1998 Record Results

BNSF adjusted net income for the year ended December 31, 1998, was $1.1 billion, or $2.36 per share on a diluted basis, a 19 percent increase from 1997 adjusted net income of $942 million, or $2.00 per share. Including a first quarter 1998 pre-tax gain on pipeline partnership sale of $67 million and the special charge in the prior year, net income increased 31 percent to $2.43 per share from $1.88 per share in the prior year. Revenues for the year were $8.9 billion, up 7 percent. Operating expenses of $6.8 billion for 1998 were $270 million, or 4 percent higher than adjusted 1997 operating expenses. Operating income was $2.2 billion for 1998 compared with $1.9 billion for adjusted 1997. The operating ratio improved to 75.9 percent for 1998 compared with an adjusted operating ratio of 77.8 percent a year earlier.

Krebs said, "Since merger, we have had year-over-year improvements in operating income, net income, and earnings per share, adjusted for special items, in all quarters except the first quarter of 1997, when severe weather throughout the Northern Plains and Pacific Northwest snowed in approximately 4,200 miles of our railroad. These cumulative improvements have resulted in reducing our operating ratio by over 5 points in the last three years."

Through The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in the United States, with 34,000 route miles covering 28 states and two Canadian provinces.

                   Consolidated financial statements follow

Burlington Northern Santa Fe Corporation
Adjusted Consolidated Statement of Income
(Unaudited, In millions, except per share data)

                                      Three Months Ended         Year Ended
                                         December 31,            December 31,
                                      ------------------      -----------------
                                       1998        1997        1998       1997
                                      ------      ------      ------     ------
Revenues                              $2,294      $2,174      $8,941     $8,370
                                      ------      ------      ------     ------
Operating Expenses
  Compensation and benefits              725         669       2,812      2,675
  Purchased services                     228         209         894        823
  Depreciation and amortization          214         199         832        773
  Equipment rents                        207         219         804        820
  Fuel                                   183         192         724        747
  Materials and other                    169         158         717        675
                                      ------      ------      ------     ------
    Total Operating Expenses           1,726       1,646       6,783      6,513
                                      ------      ------      ------     ------
Operating Income                         568         528       2,158      1,857
Interest Expense                          90          89         354        344
Other Income (Expense) - Net              (9)         (6)        (22)       (19)
                                      ------      ------      ------     ------
Income Before Income Taxes               469         433       1,782      1,494
Income Tax Expense                       173         159         659        552
                                      ------      ------      ------     ------
Adjusted Net Income                   $  296      $  274      $1,123     $  942
                                      ======      ======      ======     ======
Adjusted Diluted Earnings Per Share   $ 0.63      $ 0.58      $ 2.36     $ 2.00
                                      ======      ======      ======     ======
Reported Earnings
  Net Income                          $  296      $  217      $1,155     $  885
                                      ======      ======      ======     ======
  Basic Earnings Per Share            $ 0.63      $ 0.47      $ 2.45     $ 1.91
                                      ======      ======      ======     ======
  Diluted Earnings Per Share          $ 0.63      $ 0.46      $ 2.43     $ 1.88
                                      ======      ======      ======     ======
Average Shares Outstanding
  Basic                                469.3       467.3       470.5      464.4
                                      ======      ======      ======     ======
  Diluted                              474.2       473.3       476.2      471.1
                                      ======      ======      ======     ======

Statement Explanation:
----------------------

Adjusted net income and diluted earnings per share for 1998 excludes first quarter other income attributable to the gain on pipeline partnership sale of $32 million ($67 million pre-tax) or $0.07 per share after tax. Adjusted net income for 1997 excludes the fourth quarter special charge of $57 million ($90 million pre-tax charge) or $0.12 per share after tax. Certain prior period amounts have been reclassified to conform with the current period presentation. All share and per share amounts have been restated to reflect the third quarter 1998 three-for-one stock split.

Burlington Northern Santa Fe Corporation
(Unaudited, In millions)

Condensed Consolidated Balance Sheet

                                                  December 31,     December 31,
                                                     1998             1997
                                                  ------------     ------------
Assets

  Cash and cash equivalents                          $    25          $    31
  Other current assets                                 1,181            1,203
                                                     -------          -------
    Total current assets                               1,206            1,234

  Properties and other assets                         21,484           20,102
                                                     -------          -------
      Total Assets                                   $22,690          $21,336
                                                     =======          =======
Liabilities and Stockholders' Equity

  Current liabilities                                $ 2,197          $ 2,060
  Long-term debt and commercial paper                  5,188            5,181
  Deferred income taxes                                5,662            5,175
  Other liabilities                                    1,873            2,108
  Stockholders' equity                                 7,770            6,812
                                                     -------          -------
      Total Liabilities and Stockholders' Equity     $22,690          $21,336
                                                     =======          =======

Condensed Consolidated Statement of Cash Flows

                                                      Three Months Ended           Year Ended
                                                         December 31,             December 31,
                                                      ------------------      --------------------
                                                      1998          1997        1998         1997
                                                      -----        -----      -------      -------
Cash Provided by Operating Activities                 $ 666        $ 704      $ 2,218      $ 1,814
Cash Used for Capital Expenditures                     (589)        (706)      (2,147)      (2,182)
Net Proceeds of Borrowings                               42           48          440          590
Dividends Paid                                          (56)         (47)        (197)        (185)
Purchase of BNSF common stock                           (43)           -         (153)           -
Cash Used for Other Activities                          (12)         (13)        (167)         (53)
                                                      -----        -----      -------      -------
Increase (Decrease) in Cash and Cash Equivalents      $   8        $ (14)     $    (6)    $    (16)
                                                      =====        =====      =======     ========

Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)

                                                 Three Months Ended      Year Ended
                                                    December 31,        December 31,
                                                 ------------------   -----------------
                                                   1998      1997       1998      1997
                                                 -------   -------    -------   -------
Revenues (In millions)
Intermodal                                       $   644   $   622    $ 2,469   $ 2,282
Coal                                                 561       501      2,239     1,972
Agricultural Commodities                             306       288      1,077     1,087
Merchandise
  Chemicals                                          210       199        841       812
  Metals and Minerals                                178       188        757       731
  Forest Products                                    144       141        598       564
  Consumer Goods                                     136       128        553       497
Automotive                                           110       107        388       422
                                                 -------   -------    -------   -------
Total Freight Revenues                             2,289     2,174      8,922     8,367
Other Revenues                                         5        --         19         3
                                                 -------   -------    -------   -------
Total Revenues                                   $ 2,294   $ 2,174    $ 8,941   $ 8,370
                                                 =======   =======    =======   =======
Adjusted operating ratio                           75.2%     75.7%      75.9%     77.8%
Revenue ton miles (billions)                       121.7     115.0      469.0     424.6
Freight revenue per thousand revenue ton miles   $ 18.80   $ 18.90    $ 19.02   $ 19.71
Cars/Units (thousands)                             2,033     1,952      7,884     7,345
Average freight revenue per car/unit             $ 1,126   $ 1,114    $ 1,132   $ 1,139
Employees (average)                               43,555    44,456     44,349    43,465

Statement Explanation:
----------------------

Adjusted 1997 operating ratios exclude the effect of a $90 million pre-tax charge. Certain prior period amounts have been reclassified to conform with the current period presentation.